Exhibit 99.1
VTR Reports First Quarter 2014 Results

Denver, Colorado - May 7, 2014: VTR Finance B.V. (“VTR Finance”)1 and its subsidiaries, including VTR GlobalCom SpA and VTR Wireless SpA, (collectively, “VTR”), today provides selected, preliminary unaudited financial and operating information for the three months ended March 31, 2014 (“Q1”). VTR, the leading cable operator in Chile, is a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this investor release is available on the website of Liberty Global (www.libertyglobal.com). In addition, VTR’s March 31, 2014 unaudited consolidated financial statements are expected to be posted to the Liberty Global website prior to May 31, 2014.

Operating and financial highlights for the three months ended March 31, 2014, as compared to the results for the same period last year (unless noted), include:

•	Delivered organic RGU[2] additions of 32,000 in Q1, bringing total RGUs to 2.6 million

◦	Video base reached 1.0 million subscribers

•	Gained 11,000 customers in Q1

◦	13th consecutive quarter of customer growth

◦	68% of customers subscribe to two or more products

•	Driving innovation for the benefit of our customers

◦	In February, we launched our new mobile offers targeting the postpaid market

◦	In April, we introduced our new enhanced multiscreen Video-on-Demand service

•	Realized strong revenue and Operating Cash Flow (“OCF”)[3] performance

◦	Generated revenue of CLP 124.3 billion, reflecting growth of 5%

◦	Increased OCF by 14% to CLP 45.7 billion

•	Grew operating income by 54% to CLP 22.9 billion

•	Decreased property and equipment additions[4] by 4% to CLP 25.0 billion or 20% of revenue

•	In January, issued 6.875% $1.4 billion of Senior Secured Notes due 2024

◦	One of the largest private sector corporate bond transactions by a Chilean credit

•	Acquired the remaining 20% equity interest in our cable and mobile businesses in March 2014

◦	Significantly strengthened credit profile with full ownership of cable and mobile assets

Recent Developments

Acquisition of Interests in VTR GlobalCom SpA and VTR Wireless SpA

On March 14, 2014, a subsidiary of VTR Finance acquired each of the 20% noncontrolling ownership interests in VTR GlobalCom SpA (“VTR GlobalCom”) (the cable business) and VTR Wireless SpA (“VTR Wireless”) (the mobile business) from a subsidiary of Corp Group Holding Inversiones Limitada. The consideration for the acquisition was satisfied by the allotment and issuance by Liberty Global of 10.1 million Liberty Global Class C ordinary shares to such subsidiary. In consideration for the allotment and issuance by Liberty Global of such shares, a subsidiary of VTR Finance paid Liberty Global approximately $435 million (CLP 235.6 billion) in cash.

Q1 Financing Transactions

On January 24, 2014, Liberty Global completed a reorganization of its credit pools. In connection with this reorganization, (i) VTR Finance and all of its subsidiaries (including VTR GlobalCom) were extracted from the UPC Holding B.V. credit pool and, along with VTR Wireless, were placed in a separate credit pool, (ii) all amounts outstanding under the VTR Wireless bank facility were repaid and (iii) VTR Finance and certain of its subsidiaries entered into the financing transactions described below:

•
VTR Senior Secured Notes: On January 24, 2014, VTR Finance issued $1.4 billion (CLP 769.2 billion) principal amount of 6.875% senior secured notes due January 15, 2024 (the “Notes”). The net proceeds from the issuance of the Notes were used, together with existing cash of certain Liberty Global subsidiaries, to repay certain of the outstanding indebtedness of the UPC Holding B.V. credit pool in connection with the extraction of VTR Finance and its subsidiaries from the UPC Holding B.V. credit pool.

•
VTR Senior Credit Facility: On January 13, 2014, VTR GlobalCom, VTR Wireless and VTR Banda Ancha entered into a new $200 million (CLP 109.9 billion) senior secured revolving credit facility agreement with certain lenders, which was subsequently amended and restated on February 21, 2014, made up of a U.S. dollar facility (the “Dollar Facility”) and a Chilean peso facility (the “Peso Facility”). The $160 million (CLP 87.9 billion) Dollar Facility matures in January 2020 and has an interest rate of LIBOR + 2.75%, while the CLP 22.0 billion Peso Facility matures in January 2019 and has an interest rate of the applicable TAB rate + 3.35%.

Earthquake in Northern Chile and fire in Valparaiso

In April 2014, there was an earthquake that registered approximately 8.2 on the Richter scale in Northern Chile and a fire in Valparaiso. We have operations in both of the affected areas. Based on our assessments to date, we believe the overall financial impact to VTR of these two natural disasters will be limited and immaterial.

Operating Statistics Summary

	As of and for the three months ended March 31,
	2014	2013

Footprint
Homes Passed[5]	2,933,200	2,867,800
Two-way Homes Passed[6]	2,412,300	2,337,400

Subscribers (RGUs)
Analog Cable[7]	127,900	155,000
Digital Cable[8]	870,900	799,900
Total Video	998,800	954,900

Internet[9]	899,400	846,500
Telephony[10]	698,400	684,400
Total RGUs	2,596,600	2,485,800

Q1 organic RGU net additions (losses)
Analog Cable	(6,900)	(8,200)
Digital Cable	16,300	30,600
Total Video	9,400	22,400

Internet	13,700	21,000
Telephony	8,700	6,700
Total RGUs	31,800	50,100

Penetration
Digital Cable as % of Total Video Subs[11]	87.2%	83.8%
Internet as % of Two-way Homes Passed[12]	37.3%	36.2%
Telephony as % of Two-way Homes Passed[12]	29.0%	29.3%

Customer relationships[13]
Customer Relationships	1,210,300	1,167,900
RGUs per Customer Relationship	2.15	2.13
Monthly ARPU per Customer Relationship[14]	CLP 31,673	CLP 30,721

Customer bundling
Single-Play	32.1%	33.2%
Double-Play	21.2%	20.8%
Triple-Play	46.7%	46.0%

Mobile Subscribers
Postpaid	53,800	47,500
Prepaid	29,200	93,100
Total Mobile Subscribers	83,000	140,600

Subscriber Statistics and Commercial Development

At March 31, 2014, we provided 2.6 million subscription services (“RGUs”) to our 1.2 million unique customers. As compared to our total RGU and customer bases at year-end 2013, we organically gained 32,000 RGUs and 11,000 customers during the first quarter. We continue to have great success in selling bundled products to our customers, as we ended Q1 2014 with 68% of our customers subscribing to two or more products. We believe that there remains ample opportunity to continue to upsell our single-play (32% of customers) and double-play (21% of customers) customer base to our compelling triple-play offers which capitalize upon our superior network.

In Q1 2014, we added 32,000 RGUs, as compared to 50,000 RGU additions in the prior year period. The strong growth last year was due in part to enhancements to a competitor’s encryption platform and joint industry efforts to reduce piracy in the overall video market. Our total Q1 RGU additions consisted of 14,000 broadband internet, and 9,000 each of video and telephony.

The 9,000 video RGU additions in Q1 2014 increased our total video RGU base to 999,000. These additions were partly driven by our increased focus on HD and premium programming. It was our sixth consecutive quarter of video RGU net additions, highlighting the underlying strength of our video service which caters to a wide range of market segments. In just the last year alone, we have added more than 70,000 digital subscribers, which has brought our digital penetration to 87%. To drive future growth, product innovation remains a key focus. A prime example of this is the launch of our new multiscreen Video-on-Demand service for all of our digital customers in April 2014. This new service can be accessed through our set-top box, as well as Android and iOS powered smartphones, tablets and computers.

With respect to broadband internet and telephony, we finished the quarter with 899,000 broadband internet RGUs and 698,000 telephony RGUs, reflecting increases of 14,000 and 9,000, respectively, during the quarter. Our broadband business benefited from our sustained marketing focus on our attractive triple-play offerings, which also propelled our Q1 telephony gains to the strongest result in nearly two years. We finished the quarter with broadband internet and telephony penetrations of 37% and 29%, respectively.

Turning to mobile, which subscribers are not included in our RGU or customer statistics noted above, we finished Q1 2014 with 83,000 subscribers. This was an increase of 12,000 mobile subscribers from Q4 2013, as we actively began to re-ignite our commercial mobile activities. Going forward, we are focused on high-value postpaid customers, offering mobile voice and mobile data. We have discontinued marketing our prepaid voice service, which will result in a decline of our current 29,000 prepaid subscriber base over the coming quarters, and cancelled our standalone data proposition.

To increase the competitiveness of our postpaid offers, we began 2014 with a full range of new handsets, including Samsung and top-line iPhone models. We also offer SIM-only products. In addition, we improved our multimedia plans, which include generous data and voice allowances. This positions VTR very well in the market, and we ended March with strong monthly postpaid sales volumes.

Summary Financial Results

	Three months ended March 31,
	2014	2013	% Change
	CLP in billions

Revenue	124.3	118.3	5.1
OCF	45.7	40.3	13.6
Property and equipment additions	25.0	26.0	(3.9)

As % of Revenue
OCF Margin[15]	36.7%	34.0%
Property and equipment additions	20.1%	22.0%

For the three months ended March 31, 2014, we generated total revenue of CLP 124.3 billion, an increase of 5% as compared to CLP 118.3 billion for the corresponding prior year period. Of our total revenue in the quarter, cable subscription revenue accounted for 92%, mobile subscription revenue represented 2%, and other revenue, which includes items such as interconnect, installation and mobile handset sales, accounted for 6%. Cable subscription revenue, which was helped by year-over-year ARPU per customer growth of 3%, increased 8% in Q1, as compared to the three months ended March 31, 2013. Our other revenue and mobile subscription revenue both decreased year-over-year, largely as a result of lower interconnect revenue due to reductions in regulated mobile termination rates in January 2014 and lower mobile activity which was due to our shift from the prepaid mobile business.

For Q1 2014, we delivered OCF of CLP 45.7 billion, as compared to CLP 40.3 billion during the respective prior year period. Our 14% OCF growth year-over-year is primarily due to the increase in cable revenue mentioned above and the fact that the costs associated with VTR Wireless' mobile network are no longer included in our OCF following the restructuring charges we recorded last year in connection with the transition to our new MVNO contract. The decrease in these costs more than offset increases in certain costs associated with our cable business, including higher programming and marketing and advertising expenses. The increase in our programming spend was driven by growth in our digital RGU base and unfavorable foreign currency movement with respect to the U.S. dollar denominated portion of our programming contracts, while the increase in marketing and advertising is largely due to phasing as compared to the prior year period. As a result of the factors mentioned above, our OCF margin during Q1 2014 improved to 36.7% from 34.0% in Q1 2013.

In terms of property and equipment additions, we spent CLP 25.0 billion, or 20% of revenue, for the three months ended March 31, 2014, as compared to CLP 26.0 billion, or 22% of revenue, for the three months ended March 31, 2013. Our additions decreased as a result of lower expenditures on customer premises equipment, mainly driven by reduced volumes, and line extensions. For 2014, we expect our property and equipment additions as a percentage of revenue to range from 18% to 20%.

Summary of Total Debt and Cash and Cash Equivalents

At March 31, 2014, we reported CLP 769.6 billion of total debt (including capital lease obligations) and CLP 58.1 billion of cash and cash equivalents. Our reported debt increased substantially during the quarter as a result of the issuance of the Notes. In order to effectively hedge our currency exposure related to the

Notes, we have entered into derivative contracts that swap our U.S. dollar exposure of the Notes to Chilean pesos. As a result of these contracts, our fully swapped borrowing rate16 of the Notes has increased from the 6.875% coupon to approximately 10.94% and we are now fully hedged for the next eight years.

The following table details the carrying value of our total debt and cash and cash equivalents as of the dates indicated:

	March 31,	December 31,
	2014	2013
	CLP in billions

Third-party debt and capital lease obligations:
VTR Wireless bank facility	—	59.4
VTR Finance B.V. 6.875% Senior Secured Notes due 2024	769.2	—
Capital lease obligations	0.4	0.5
Total third-party debt and capital lease obligations	769.6	59.9

Related-party debt:
UPC Broadband Finance Loan	—	232.1
UPC Chile Mobile Shareholder Loan	—	58.5
Total related-party debt	—	290.6

Total debt and capital lease obligations	769.6	350.5

Cash and cash equivalents	58.1	86.9

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our operating momentum and future prospects, including our expectations for property and equipment additions as a percentage of revenue, organic RGU and ARPU per customer growth, acceptance of our product bundles; our assessment of the strength of our balance sheet, our liquidity, including our borrowing availability, the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services (including our mobile offerings); our insight and expectations regarding competitive and economic factors in our market, and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins, impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in Liberty Global's filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About VTR

VTR is an industry leader in the Chilean telecommunications company. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through a next-generation network and an innovative technology platform that connected 1.2 million customers subscribing to 2.6 million television, broadband internet and telephony services at March 31, 2014.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 25 million customers subscribing to 49 million television, broadband internet broadband internet and telephony services at March 31, 2014.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Liberty Global IR		Corporate Communications
Christopher Noyes	+1 303.220.6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303.220.4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303.220.4238

1
On January 14, 2014, VTR Finance, which owned VTR GlobalCom and certain other subsidiaries for all periods presented, acquired UPC Chile Mobile Holding B.V., the then parent company of VTR Wireless, from Liberty Global Europe B.V., another subsidiary of Liberty Global. We have accounted for this common control transfer at carryover basis and the condensed consolidated financial statements of VTR Finance have been retrospectively revised to give effect to this transaction for all periods presented.

2
Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit or commercial unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2014 RGU count excludes 53,800 postpaid mobile and 29,200 prepaid mobile subscribers. Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

3	OCF is the primary measure used by our management to evaluate operating performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, related-party fees and allocations, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. We believe OCF is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking and (3) identify strategies to improve our operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of OCF to our operating income is presented below.

	Three months ended
	March 31,
	2014	2013
	CLP in billions

Operating cash flow	45.7	40.3
Share-based compensation expense	(0.9)	(0.2)
Related-party fees and allocations	(0.6)	(0.3)
Depreciation and amortization	(20.9)	(25.1)
Impairment, restructuring and other operating items, net	(0.4)	0.2
Operating income	22.9	14.9

4	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

5	Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results.

6
Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis.

7	Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network.

8
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

9	Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our network.

10	Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony Subscribers exclude mobile telephony subscribers.

11	Digital cable penetration is calculated by dividing the number of digital cable RGUs by the total number of digital and analog cable RGUs.

12	Internet and telephony penetration is calculated by dividing the number of internet and telephony RGUs by the number of two-way homes passed.

13
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

14
Average Revenue Per Unit ("ARPU") refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding interconnect, late fees, mobile service, and installation revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized.

15	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

16
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.